Exhibit 99.1

Google Announces Fourth Quarter and Fiscal Year 2011 Results

MOUNTAIN VIEW, Calif. – January 19, 2012 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter and the fiscal year ended December 31, 2011.

“Google had a really strong quarter ending a great year. Full year revenue was up 29%, and our quarterly revenue blew past the $10 billion mark for the first time,” said Larry Page, CEO of Google. “I am super excited about the growth of Android, Gmail, and Google+, which now has 90 million users globally—well over double what I announced just three months ago. By building a meaningful relationship with our users through Google+ we will create amazing experiences across our services. I’m very excited about what we can do in 2012—there are tremendous opportunities to help users and grow our business.”

Q4 Financial Summary

Google reported revenues of $10.58 billion for the quarter ended December 31, 2011, an increase of 25% compared to the fourth quarter of 2010. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the fourth quarter of 2011, TAC totaled $2.45 billion, or 24% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

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GAAP operating income in the fourth quarter of 2011 was $3.51 billion, or 33% of revenues. This compares to GAAP operating income of $2.98 billion, or 35% of revenues, in the fourth quarter of 2010. Non-GAAP operating income in the fourth quarter of 2011 was $4.04 billion, or 38% of revenues. This compares to non-GAAP operating income of $3.38 billion, or 40% of revenues, in the fourth quarter of 2010.

•

GAAP net income in the fourth quarter of 2011 was $2.71 billion, compared to $2.54 billion in the fourth quarter of 2010. Non-GAAP net income in the fourth quarter of 2011 was $3.13 billion, compared to $2.85 billion in the fourth quarter of 2010.

•

GAAP EPS in the fourth quarter of 2011 was $8.22 on 329 million diluted shares outstanding, compared to $7.81 in the fourth quarter of 2010 on 326 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2011 was $9.50, compared to $8.75 in the fourth quarter of 2010.

•

Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and the related tax benefits. In the fourth quarter of 2011, the charge related to SBC was $536 million, compared to $396 million in the fourth quarter of 2010. The tax benefit related to SBC was $114 million in the fourth quarter of 2011 and $89 million in the fourth quarter of 2010. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q4 Financial Highlights

Revenues – Google reported revenues of $10.58 billion in the fourth quarter of 2011, representing a 25% increase over fourth quarter 2010 revenues of $8.44 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $7.29 billion, or 69% of total revenues, in the fourth quarter of 2011. This represents a 29% increase over fourth quarter 2010 revenues of $5.67 billion.

Google Network Revenues - Google’s partner sites generated revenues of $2.88 billion, or 27% of total revenues, in the fourth quarter of 2011. This represents a 15% increase from fourth quarter 2010 network revenues of $2.50 billion.

International Revenues - Revenues from outside of the United States totaled $5.60 billion, representing 53% of total revenues in the fourth quarter of 2011, compared to 55% in the third quarter of 2011 and 52% in the fourth quarter of 2010. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2011 through the fourth quarter of 2011, our revenues in the fourth quarter of 2011 would have been $239 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2010 through the fourth quarter of 2011, our revenues in the fourth quarter of 2011 would have been $39 million lower.

•	Revenues from the United Kingdom totaled $1.06 billion, representing 10% of revenues in the fourth quarter of 2011, compared to 10% in the fourth quarter of 2010.

•	In the fourth quarter of 2011, we recognized a benefit of $25 million to revenues through our foreign exchange risk management program, compared to $25 million in the fourth quarter of 2010.

A reconciliation of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues is included at the end of this release.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 34% over the fourth quarter of 2010 and increased approximately 17% over the third quarter of 2011.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 8% over the fourth quarter of 2010 and decreased approximately 8% over the third quarter of 2011.

TAC - Traffic acquisition costs, the portion of revenues shared with Google’s partners, increased to $2.45 billion in the fourth quarter of 2011, compared to TAC of $2.07 billion in the fourth quarter of 2010. TAC as a percentage of advertising revenues was 24% in the fourth quarter of 2011, compared to 25% in the fourth quarter of 2010.

The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.01 billion in the fourth quarter of 2011. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $442 million in the fourth quarter of 2011.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, increased to $1.25 billion, or 12% of revenues, in the fourth quarter of 2011, compared to $877 million, or 10% of revenues, in the fourth quarter of 2010.

Operating Expenses – Operating expenses, other than cost of revenues, were $3.38 billion in the fourth quarter of 2011, or 32% of revenues, compared to $2.51 billion in the fourth quarter of 2010, or 30% of revenues.

Stock-Based Compensation (SBC) – In the fourth quarter of 2011, the total charge related to SBC was $536 million, compared to $396 million in the fourth quarter of 2010.

We currently estimate SBC charges for grants to employees prior to January 1, 2012 to be approximately $2.0 billion for 2012. This estimate does not include expenses to be recognized related to employee stock awards that are granted after December 31, 2011 or non-employee stock awards that have been or may be granted.

Operating Income - GAAP operating income in the fourth quarter of 2011 was $3.51 billion, or 33% of revenues. This compares to GAAP operating income of $2.98 billion, or 35% of revenues, in the fourth quarter of 2010. Non-GAAP operating income in the fourth quarter of 2011 was $4.04 billion, or 38% of revenues. This compares to non-GAAP operating income of $3.38 billion, or 40% of revenues, in the fourth quarter of 2010.

Interest and Other Income (Expense), Net – Interest and other income (expense), net was an expense of $18 million in the fourth quarter of 2011, compared to an income of $160 million in the fourth quarter of 2010.

Income Taxes – Our effective tax rate was 22% for the fourth quarter of 2011.

Net Income – GAAP net income in the fourth quarter of 2011 was $2.71 billion, compared to $2.54 billion in the fourth quarter of 2010. Non-GAAP net income was $3.13 billion in the fourth quarter of 2011, compared to $2.85 billion in the fourth quarter of 2010. GAAP EPS in the fourth quarter of 2011 was $8.22 on 329 million diluted shares outstanding, compared to $7.81 in the fourth quarter of 2010 on 326 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2011 was $9.50, compared to $8.75 in the fourth quarter of 2010.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the fourth quarter of 2011 totaled $3.92 billion, compared to $3.53 billion in the fourth quarter of 2010. In the fourth quarter of 2011, capital expenditures were $951 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter of 2011, free cash flow was $2.97 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of December 31, 2011, cash, cash equivalents, and short-term marketable securities were $44.6 billion.

Headcount – On a worldwide basis, Google employed 32,467 full-time employees as of December 31, 2011, up from 31,353 full-time employees as of September 30, 2011.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s fourth quarter and fiscal year 2011 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2011. All information provided in this release and in the attachments is as of January 19, 2012, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” “Reconciliation from net cash provided by operating activities to free cash flow,” and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus expenses related to SBC, and, as applicable, one-time events. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC and as applicable, one-time events so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, SBC is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus expenses related to SBC, and, as applicable, one-time events less the related tax effects. The tax effect of SBC is calculated using the tax-deductible portion of SBC and applying the entity-specific, U.S. federal and blended state tax rates. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange and hedging. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Contact:

Willa Lo

Investor Relations

+1-650-214-3381

wlo@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2010*	As of December 31, 2011

		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,630	$9,983
Marketable securities	21,345	34,643
Accounts receivable, net of allowance	4,252	5,427
Receivable under reverse repurchase agreements	750	745
Deferred income taxes, net	259	215
Prepaid revenue share, expenses and other assets	1,326	1,745

Total current assets	41,562	52,758
Prepaid revenue share, expenses and other assets, non-current	442	499
Deferred income taxes, net, non-current	265	—
Non-marketable equity securities	523	790
Property and equipment, net	7,759	9,603
Intangible assets, net	1,044	1,578
Goodwill	6,256	7,346

Total assets	$57,851	$72,574

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$483	$588
Short-term debt	3,465	1,218
Accrued compensation and benefits	1,410	1,818
Accrued expenses and other current liabilities	961	1,370
Accrued revenue share	885	1,168
Securities lending payable	2,361	2,007
Deferred revenue	394	547
Income taxes payable, net	37	197

Total current liabilities	9,996	8,913

Long-term debt	—	2,986
Deferred revenue, non-current	35	44
Income taxes payable, non-current	1,200	1,693
Deferred income taxes, net, non-current	—	287
Other long-term liabilities	379	506

Stockholders' equity:
Common stock and additional paid-in capital	18,235	20,264
Accumulated other comprehensive income	138	276
Retained earnings	27,868	37,605

Total stockholders' equity	46,241	58,145

Total liabilities and stockholders' equity	$57,851	$72,574

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010*	2011
	(unaudited)			(unaudited)

Revenues	$8,440	$10,584	$29,321	$37,905

Costs and expenses:

Cost of revenues (including stock-based compensation expense of $45, $77, $67, $249)	2,946	3,702	10,417	13,188
Research and development (including stock-based compensation expense of $224, $266, $861, $1,061)	1,051	1,298	3,762	5,162

Sales and marketing (including stock-based compensation expense of $76, $105, $261, $361)	902	1,268	2,799	4,589
General and administrative (including stock-based compensation expense of $51, $88, $187, $303)	559	809	1,962	2,724
Charge related to the resolution of Department of Justice investigation	—	—	—	500

Total costs and expenses	5,458	7,077	18,940	26,163

Income from operations	2,982	3,507	10,381	11,742
Interest and other income (expense), net	160	(18)	415	584

Income before income taxes	3,142	3,489	10,796	12,326
Provision for income taxes	599	784	2,291	2,589

Net income	$2,543	$2,705	$8,505	$9,737

Net income per share - basic	$7.95	$8.34	$26.69	$30.17

Net income per share - diluted	$7.81	$8.22	$26.31	$29.76

Shares used in per share calculation - basic	319,946	324,204	318,702	322,778

Shares used in per share calculation - diluted	325,536	329,002	323,251	327,214

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010*	2011
	(unaudited)			(unaudited)
Operating activities
Net income	$2,543	$2,705	$8,505	$9,737
Adjustments:
Depreciation and amortization of property and equipment	280	385	1,067	1,396
Amortization of intangible and other assets	101	118	329	455
Impairment of equity investments	—	110	—	110
Stock-based compensation expense	396	536	1,376	1,974
Excess tax benefits from stock-based award activities	(51)	(25)	(94)	(86)
Deferred income taxes	(14)	(183)	9	343
Other	(5)	3	(12)	6
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(673)	(909)	(1,129)	(1,156)
Income taxes, net	397	463	102	731
Prepaid revenue share, expenses and other assets	(59)	(116)	(414)	(262)
Accounts payable	(42)	29	272	101
Accrued expenses and other liabilities	429	540	745	795
Accrued revenue share	145	189	214	259
Deferred revenue	79	79	111	162

Net cash provided by operating activities	3,526	3,924	11,081	14,565

Investing activities
Purchases of property and equipment	(2,545)	(951)	(4,018)	(3,438)
Purchases of marketable securities	(6,396)	(17,979)	(43,985)	(61,672)
Maturities and sales of marketable securities	6,730	15,639	37,099	48,746
Investments in non-marketable equity securities	(55)	(70)	(320)	(428)
Cash collateral received (returned) related to securities lending	(500)	(1,048)	2,361	(354)
Investments in reverse repurchase agreements	125	400	(750)	5
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(208)	(550)	(1,067)	(1,900)

Net cash used in investing activities	(2,849)	(4,559)	(10,680)	(19,041)

Financing activities
Net proceeds (payments) related to stock-based award activities	359	15	294	(5)
Excess tax benefits from stock-based award activities	51	25	94	86
Repurchase of common stock in connection with acquisitions	—	—	(801)	—
Proceeds from issuance of debt, net of costs	2,702	2,125	5,246	10,905
Repayments of debt	(1,360)	(2,125)	(1,783)	(10,179)

Net cash provided by financing activities	1,752	40	3,050	807

Effect of exchange rate changes on cash and cash equivalents	(56)	(52)	(19)	22

Net increase (decrease) in cash and cash equivalents	2,373	(647)	3,432	(3,647)
Cash and cash equivalents at beginning of period	11,257	10,630	10,198	13,630

Cash and cash equivalents at end of period	$13,630	$9,983	$13,630	$9,983

*	Derived from audited financial statements.

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended December 31, 2010						Three Months Ended December 31, 2011
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)

			$396	(c)					$536	(d)

Income from operations	$2,982	35.3%	$396		$3,378	40.0%	$3,507	33.1%	$536		$4,043	38.2%

			$396	(c)					$536	(d)
			(89	)(e)					(114	)(e)

Net income	$2,543		$307		$2,850		$2,705		$422		$3,127

Net income per share - diluted	$7.81				$8.75		$8.22				$9.50

Shares used in per share calculation - diluted	325,536				325,536		329,002				329,002

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $396 million of stock-based compensation expense recorded in the fourth quarter of 2010.
(d)	To eliminate $536 million of stock-based compensation expense recorded in the fourth quarter of 2011.
(e)	To eliminate income tax effects related to expenses noted in (c) and (d).

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended December 31, 2011
Net cash provided by operating activities	$3,924

Less purchases of property and equipment	(951)

Free cash flow	$2,973

Net cash used in investing activities*	$(4,559)

Net cash provided by financing activities	$40

*	Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2011
	(using Q4'10's FX rates)	(using Q3'11's FX rates)
United Kingdom revenues (GAAP)	$1,064	$1,064
Exclude foreign exchange impact on Q4'11 revenues using Q4'10 rates	2	—
Exclude foreign exchange impact on Q4'11 revenues using Q3'11 rates	—	32
Exclude hedging gains recognized in Q4'11	(6)	(6)

United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,060	$1,090

Rest of the world revenues (GAAP)	$4,540	$4,540
Exclude foreign exchange impact on Q4'11 revenues using Q4'10 rates	(41)	—
Exclude foreign exchange impact on Q4'11 revenues using Q3'11 rates	—	207
Exclude hedging gains recognized in Q4'11	(19)	(19)

Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$4,480	$4,728

The following table presents our revenues by revenue source (in millions, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011
Advertising revenues:
Google websites	$5,672	$7,294	$19,444	$26,145
Google Network Members' websites	2,495	2,880	8,792	10,386

Total advertising revenues	8,167	10,174	28,236	36,531
Other revenues	273	410	1,085	1,374

Revenues	$8,440	$10,584	$29,321	$37,905

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011
Advertising revenues:
Google websites	67%	69%	66%	69%
Google Network Members' websites	30%	27%	30%	27%

Total advertising revenues	97%	96%	96%	96%
Other revenues	3%	4%	4%	4%

Revenues	100%	100%	100%	100%